Exhibit 99.1

Timberline Announces Third Quarter Financial Results, Consolidated Profit, Continued Drilling and Corporate Update

August 12, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) today announced consolidated financial results for its third quarter of fiscal year 2009, which ended on June 30, 2009.  On a consolidated basis, Timberline reported total revenues of $4.36-million and an after-tax net income of $0.24-million.  Timberline's contract drilling subsidiaries, Timberline Drilling, Incorporated (“TDI”) and World Wide Exploration, S.A. de C.V. ("WWE"), reported combined revenues of $4.36-million and a combined after-tax net income of $0.33-million for the quarter.

Timberline’s corporate office and exploration division reported a net loss of $0.09-million for the quarter ended June 30, 2009, which included $0.06-million in non-cash charges, $0.06-million in exploration expenditures, $0.37 million in general and administrative costs, and $.12-million in interest expenses, offset by a one-time recovery of $0.52-million related to a negotiated agreement to exchange shares of the Company’s common stock for previously accrued offering and acquisition costs related to the Company’s proposed acquisition of Small Mine Development in 2008.

The costs related toTimberline’s Butte Highlands Gold Project are being paid by the Company’s joint venture partner.  During the third quarter, Timberline continued its exploration and development planning and submitted an underground exploration permit to the State of Montana Department of Environmental Quality (DEQ).  This planning included defining the requirements for all on-site facilities, water handling systems, security, and site disturbance calculations.  The Company has made timely responses to all inquiries by the DEQ and expects to receive the permit before the end of this month.

Timberline CEO Randal Hardy commented, “It’s very encouraging that our drilling subsidiaries have achieved profitable operations and positive cash flow in this difficult economic environment.  The leaders of our teams, Martin Lanphere and John Dietel in the U.S. and Paul Elloway in Mexico, have done an outstanding job of realigning their operations and cutting costs while maintaining quality operations for our customers.  We have a good team in place and are confident that their improvements will continue to provide positive results.”

Mr. Hardy added, “In addition to the optimism surrounding our drilling subsidiaries, as part of our joint venture at the Butte Highlands Gold Project we continue exploration core drilling and reverse circulation water monitoring holes from the surface.  The core drilling is being done by Timberline Drilling, our U.S. drilling subsidiary.   Along with utilizing our own drilling subsidiary, the Butte Highlands Gold Project is an additional demonstration of the success of our business model as we have quickly advanced the property from acquisition to underground development and have a 50% carried to production interest in the project’s operating joint venture.  Our joint venture partner is poised to take over the operation and advance the underground ramp as soon as we receive the permit for those activities.”

Timberline’s Board of Directors has been notified by John Swallow of his intention to step down as Executive Chairman and a Director of the company effective September 15, 2009.  Mr. Swallow has been an integral part of the development of Timberline’s business model and will continue to provide input to company management on a consulting basis.

Mr. Swallow commented, “It has always been my intention to help build the company to a certain critical mass and step aside when the timing was right.   Over the last four years, our team has evaluated and drill-tested a number of projects, acquired and advanced the Butte Highlands Gold Project to a position where we are carried to production in a joint venture, and acquired and grown two core drilling companies that are now, despite challenging economic conditions and industry dynamics, cash flow positive and expect over $15 million in revenue for fiscal 2009.  I expect Butte Highlands to be permitted and handed off to the mine development guys shortly, and I remain excited about the pipeline of potential new projects and cash flow opportunities being evaluated by management.  I have every confidence in Randy’s and Paul’s abilities and fully expect that they will continue our trend of making discoveries, advancing projects to production, and taking advantage of opportunities that generate cash flow. As a major shareholder and consultant, I will continue to be involved as I have a vested interest in the continued success of the company.”

Timberline's Quarterly Report was filed with the SEC on Form 10-Q on August 12, 2009. It can be viewed in its entirety on the SEC website which can be accessed from the "Investors" page of the Timberline website at www.timberline-resources.com.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project which is scheduled for development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859